Exhibit 5.16

Michael Best & Friedrich LLP
Attorneys at Law
One South Pinckney Street
Suite 700
Madison, WI 53703
P.O. Box 1806
Madison, WI 53701-1806
Phone 608.257.3501
Fax 608.283.2275

October 31, 2006

National MENTOR Holdings, Inc.
313 Congress Street, 6th Floor
Boston, Massachusetts  02210

Re:                               Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Wisconsin counsel to National MENTOR Holdings, Inc., a Delaware corporation (the “Company”), REM Health of Wisconsin, Inc., a Wisconsin corporation (“Guarantor A”), REM Health of Wisconsin II, Inc., a Wisconsin corporation (“Guarantor B”), REM Wisconsin, Inc., a Wisconsin corporation (“Guarantor C”), REM Wisconsin II, Inc., a Wisconsin corporation (“Guarantor D”), and REM Wisconsin III, Inc., a Wisconsin corporation (“Guarantor E”) (Guarantor A, Guarantor B, Guarantor C, Guarantor D and Guarantor E are hereinafter collectively referred to as “Wisconsin Guarantors” and each as a “Wisconsin Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company, the Wisconsin Guarantors and the subsidiaries of the Company listed on Schedule I attached hereto (such subsidiaries are, collectively with the Wisconsin Guarantors, the “Guarantors”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 31, 2006, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of $180,000,000 in aggregate principal amount of 11-1/4% Senior Subordinated Notes due 2014 (the “Exchange Securities”). We have been advised that the Exchange Securities will be offered by the Company in exchange for $180,000,000 in aggregate principal amount of its outstanding 11-1/4% Senior Subordinated Notes due 2014 (the “Exchange”). The obligations of the Company under the Exchange Securities will be guaranteed by the Wisconsin Guarantors (the “Guarantees”), along with other guarantors (collectively with the Wisconsin Guarantors, the “Guarantors”). The Exchange Notes are to be issued pursuant to, and the Guarantees are to be made under, the Indenture, dated as of June 29, 2006 (the “Indenture”), among the Company, the Guarantors set forth therein and U.S. Bank National Association, as Trustee.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments (i) the articles of incorporation and by-laws of each Wisconsin Guarantor, (ii) a written consent of the board of directors of each Wisconsin Guarantor with respect to its issuance of the Guarantee, (iii) the Registration Statement and (iv) the Indenture.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Wisconsin Guarantors, the due authorization of all documents by the parties thereto other than the Wisconsin Guarantors, and the execution and delivery of all documents by the parties thereto. We have also assumed that there is no oral or written agreement, understanding, course of dealing, or usage of trade that affects the rights and obligations of the parties set forth in the Indenture or that would have an effect on the opinions expressed herein. We have also assumed that each Wisconsin Guarantor has received adequate consideration with respect to its execution and delivery of the Indenture. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Wisconsin Guarantors and others.

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.               Based solely on certificates of status, each dated October 30, 2006 (collectively, the “Certificates of Status”), issued by the Deputy Administrator, Division of Corporate & Consumer Services, of the Wisconsin Department of Financial Institutions, with respect to the Wisconsin Guarantors, each Wisconsin Guarantor is a business corporation validly existing under the laws of the State of Wisconsin, each Wisconsin Guarantor has filed its most recent required annual report, and no Wisconsin Guarantor has filed articles of dissolution, with the Wisconsin Department of Financial Institutions.

2.               The Indenture has been duly authorized, executed and delivered by each Wisconsin Guarantor. The Indenture is a valid and binding obligation of each Wisconsin Guarantor and is enforceable against each Wisconsin Guarantor in accordance with its terms.

3.               When (i) the Registration Statement has been declared effective; (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and duly delivered to the holders thereof in exchange for the existing 11 1/4% Senior Subordinated Notes due 2014, the Guarantee of the Exchange Notes will be a valid and binding obligation of each Wisconsin Guarantor, enforceable against each Wisconsin Guarantor in accordance with its terms.

4.               The execution and delivery of the Indenture by each Wisconsin Guarantor and the performance by each Wisconsin Guarantor of its obligations thereunder (including with respect to the Guarantee) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the articles of incorporation or bylaws of any Wisconsin Guarantor, (ii) any statute or governmental rule or regulation of the State of Wisconsin which is known by us to be applicable to any Wisconsin Guarantor, or (iii) result in a violation of any judgment, order, writ, injunction, decree, determination, or award of which we have knowledge.

5.               No consent, waiver, approval, authorization or order of any State of Wisconsin court or governmental authority of the State of Wisconsin is required for the issuance by any Wisconsin Guarantor of the Guarantees.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii public policy considerations which may limit the rights of parties to obtain certain remedies, (iv) any law except the laws of the State of Wisconsin and the Wisconsin case law decided thereunder, and (v) the “Blue Sky” laws and regulations of the State of Wisconsin.

We express no opinion as to compliance by Wisconsin Guarantors with laws, statutes, and regulations generally applicable to the conduct of their business or as to consents, approvals, or other actions by regulatory authorities generally required for the conduct of their business.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Wisconsin be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Simpson Thacher & Bartlett LLP and the Trustee may rely upon this opinion to the same extent as if they were an addressee hereof.

We hereby consent to the filing of this opinion with the commission as Exhibit 5 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Michael Best & Friedrich LLP

Michael Best & Friedrich LLP

Schedule I

Non- Wisconsin Subsidiaries of the Company

Center for Comprehensive Services, Inc.
Cornerstone Living Skills, Inc.
Family Advocacy Services, LLC
First Step Independent Living Program, Inc.
Homework Center, Inc.
Horrigan Cole Enterprises, Inc.
Illinois Mentor, Inc.
Loyd’s Liberty Homes, Inc.
Massachusetts Mentor, Inc.
Mentor Management, Inc.
Mentor Maryland, Inc.
National Mentor, LLC
National Mentor Healthcare, LLC
National Mentor Holdings, LLC
National Mentor Services, Inc.
National Mentor Services, LLC
Ohio Mentor, Inc.
REM Arizona Rehabilitation, Inc.
REM Arrowhead, Inc.
REM Central Lakes, Inc.
REM Colorado, Inc.
REM Community Options, Inc.
REM Community Payroll Services, LLC
REM Connecticut Community Services, Inc.
REM Consulting & Services, Inc.
REM Consulting of Ohio, Inc.
REM Developmental Services, Inc.
REM Health, Inc.
REM Health of Iowa, Inc.
REM Health of Nebraska, LLC
REM Heartland, Inc.
REM Hennepin, Inc.
REM Home Health, Inc.
REM, Inc.
REM Indiana Community Services, Inc.
REM Indiana Community Services II, Inc.
REM Indiana, Inc.
REM Iowa Community Services, Inc.
REM Iowa, Inc.
REM Management, Inc.
REM Maryland, Inc.
REM Minnesota Community Services, Inc.
REM Minnesota, Inc.
REM Nevada, Inc.
REM New Jersey, Inc.
REM North Dakota, Inc.
REM North Star, Inc.
REM Ohio, Inc.
REM Ohio Waivered Services, Inc.
REM Pennsylvania Community Services, Inc.
REM Ramsey, Inc.
REM River Bluffs, Inc.
REM South Central Services, Inc.
REM Southwest Services, Inc.
REM Utah, Inc.
REM West Virginia, Inc.
REM Woodvale, Inc.
South Carolina Mentor, Inc.
Unlimited Quest, Inc.